Exhibit 99.1
Company Contacts:
Impax Laboratories, Inc.
Mark Donohue, Sr. Director, Investor Relations
(215) 933-3526
www.impaxlabs.com
IMPAX Reports Fourth Quarter and Full Year 2008 Financial Results
HAYWARD, Calif. (February 26, 2009) — Impax Laboratories, Inc. (OTCBB: IPXL.OB) today reported net income for the fourth quarter of 2008 increased 39% to $9.1 million, compared with net income of $6.5 million in the prior year. Reported earnings per diluted share increased 36% to $0.15, compared with earnings per diluted share of $0.11 in the prior year. Cash and short-term investments, net of interest-bearing debt, increased to $99.3 million as of December 31, 2008, compared with $60.2 million as of September 30, 2008, and $53.8 million at December 31, 2007.
The results for the fourth quarter of 2008 include in other income the receipt of $25.0 million from a settlement of an antitrust claim, partially offset by a $3.4 million charge (net of insurance reimbursements) relating to an agreement to settle 2004 securities class actions against the Company. The increase in cash and short-term investments as of December 31, 2008, is primarily due to the receipt of a $40.0 million payment for an R&D Joint Development agreement and the $25.0 million antitrust claim settlement.
Larry Hsu, Ph.D., president and chief executive officer of Impax Laboratories, said: “We ended 2008 in the strongest financial position in our history. We reduced our debt by $69 million and increased our cash position, net of debt, by almost $46 million resulting in a healthy balance sheet. This strong financial position allowed us to continue our plans to invest in R&D across our Global Pharmaceuticals (generic) and Impax Pharmaceuticals (brand) divisions to drive future growth. In 2008, Global launched six new products and filed nine ANDAs, in the range of our guidance of eight to ten ANDAs. We are also proud that two of our nine ANDAs were shared first-to-file opportunities, and at least one additional one has the potential to be a sole first-to-file. Impax Pharmaceuticals was also very active continuing its development work on two CNS proprietary products and four exploratory CNS products.”
Dr. Hsu continued, “With our strong financial position, we will be able to internally fund our business in 2009 and beyond. We are currently forecasting that 2009 will be our third consecutive year of positive cash flows from operations. For 2009, our Global division is targeting eight to ten new ANDAs with a continuing focus on controlled-release products. We will continue to work diligently to meet our objectives of at least three of these new applications having the potential to be first-to-file or first-to-market product opportunities.”
For the year ended December 31, 2008, net income decreased to $18.7 million, compared with net income of $125.9 million in the prior year. Reported earnings per diluted share decreased to $0.31, compared with earnings per diluted share of $2.06 in the prior year. The results for the full year 2008 were impacted by the elimination of $77.8 million of revenue from sales of the Company’s generic OxyContin® product which the Company stopped selling in early 2008 due to a patent litigation settlement agreement entered into in 2007. There was a further decline as a result of a planned $19.8 million increase in generic and brand research and development expenses, a $2.2 million increase for professional fees related to the examination and review of the Company’s financial statements and preparation of the Company’s registration statement on Form 10 filed with the SEC and $1.4 million severance payment associated with a former executive position. The results for the full year 2007 include a reversal of a deferred tax asset valuation allowance of $1.33 per diluted share ($81.5 million).
Fourth Quarter 2008 Results
Total revenues for the fourth quarter of 2008 decreased 34% to $44.7 million, compared to the prior year due to a decline in RX Partner revenues partially offset by an increase in Global product revenues. Global product net revenues increased 19% to $27.8 million primarily due to higher demand for fenofibrate and to a lesser extent, the November 28, 2008, launch of our generic version of Bupropion 150XL. Rx Partner revenues decreased 74% to $9.7 million primarily attributable to the elimination of $23.4 million of revenue from the Company’s generic OxyContin® product recognized in the fourth quarter of 2007, and price and market share erosion of the Company’s generic Bupropion 300XL due to additional generic competition upon expiration of the Company’s market exclusivity in June 2007.
Gross profit margin for the fourth quarter of 2008 decreased to approximately 43% of total revenues compared with 51% of total revenues in the prior year. The decline in gross profit margin was due principally to higher margin sales of the Company’s generic OxyContin® in the prior year.
Total research and development expenses for the fourth quarter of 2008 increased $2.6 million to $16.2 million, compared to the prior year. Generic project activity increased $1.2 million to $11.4 million primarily due to increased spending on bio-equivalency studies, higher patent prosecution and opinion expenses, and investment in additional human resources. Brand product activity relating to the Company’s pipeline increased $1.5 million to $4.8 million due to higher spending on additional research personnel and on clinical trials.
Selling, general and administrative expenses for the fourth quarter of 2008 were $11.2 million, down slightly ($0.4 million) compared to the prior year.
Other income for the fourth quarter of 2008 increased $20.0 million to $21.4 million due to the receipt of $25.0 million from an antitrust claim, partially offset by a $3.5 million charge (net of insurance reimbursements) relating to an agreement to settle 2004 securities class actions against the Company.
Full Year 2008 Results
Total revenues for the twelve months ended December 31, 2008, decreased 23% to $210.1 million, compared to the prior year due to a decline in RX Partner revenues partially offset by an increase in Global and OTC Partner product revenues. Global product net revenues increased 12% to $98.6 million primarily due to higher sales of our fenofibrate products, a cholesterol-lowering drug, in a market experiencing increasing demand for drugs of this type. Rx Partner revenues decreased 49% to $81.8 million primarily attributable to reduced sales of generic OxyContin® ($40.8 million in revenue was recognized from sales of this product during the full year of 2008 versus $118.6 million during the full year of 2007. Sales of the product were suspended earlier in 2008 in connection with the settlement of patent litigation). OTC Partner revenues increased 34% to $15.9 million primarily attributable to higher demand for seasonal allergy products.
Gross profit margin for the full year of 2008 decreased to approximately 56% of total revenues compared with 61% of total revenues in the prior year. The decline in gross profit margin was due principally to higher margin sales of the Company’s generic OxyContin® in the prior year.

Total research and development expenses for the full year of 2008 increased $19.8 million to $59.8 million, compared to the prior year. Generic project activity increased $12.3 million to $43.5 million primarily due to increased spending on bio-equivalency studies, higher patent prosecution and opinion expenses, and investment in additional human resources. Brand product activity relating to the Company’s pipeline increased $7.5 million to $16.3 million due to higher spending on additional research personnel and on clinical trials.
Selling, general and administrative expenses for the full year of 2008 increased $8.3 million to $47.9 million, compared to the prior year. The increase is primarily due to a $2.9 million increase for salary and benefits expenses related primarily to the addition of several executive level positions, $2.2 million increase for professional fees related to the examination and review of the Company’s financial statements and preparation of the Company’s registration statement on Form 10, $1.4 million in a severance payment associated with a former executive position and $1.1 million in higher consulting expenses associated with strategic and operational management analysis.
Other income for the full year of 2008 increased $21.5 million to $21.6 million, compared to the prior year due to the reasons previously mentioned above.
2009 Financial Outlook
The Company previously disclosed its 2009 financial outlook for the year ending December 31, 2009, on January 14, 2009. For 2009, the Company is currently forecasting:
•	Its third consecutive year of positive cash flows from operations

•	Gross margins as a percent of total revenues to approximate 50%

•	Total research and development expenses across the generic and brand divisions to approximate $64 million with generic R&D to approximate $40 million and brand R&D to approximate $24 million

•	Patent litigation expenses of approximate $10 million

•	Selling, general and administrative expenses of approximately $39 million
Conference Call Information
The Company will host a conference call today at 11:00 a.m. EDT to discuss its results. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. A replay of the conference call will be available 1:00 p.m. EST on February 26, 2009 through 11:59 p.m. EST March 5, 2009 and can be accessed by dialing (800) 642-1687 in the United States or (706) 645-9291 internationally and using the access code 87487691.
About Impax Laboratories, Inc.
Impax Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Impax’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to; ability to timely file periodic reports required by the Exchange Act; ability to maintain an effective system of internal control over financial reporting; ability to sustain profitability and positive cash flows; ability to maintain sufficient capital to fund operations; any delays or unanticipated expenses in connection with the construction of our Taiwan facility; ability to successfully develop and commercialize pharmaceutical products; the uncertainty of patent litigation; consumer acceptance and demand for new pharmaceutical products; the impact of competitive products and pricing; the difficulty of predicting Food and Drug Administration (“FDA”) filings and approvals; inexperience in conducting clinical trials and submitting new drug applications; reliance on key alliance agreements; the availability of raw materials; the regulatory environment; exposure to product liability claims; fluctuations in operating results and other risks detailed from time to time in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.
(tables to follow)

Impax Laboratories, Inc.
Consolidated Statements of Operations
(amounts in thousands, except share and per share data)

	Three Months Ended December 31,
	2008	2007
	(unaudited)	(unaudited)
Revenues:
Global product sales, net	$27,811	$23,311
RX Partner	9,679	37,906
OTC Partner	3,207	3,072
Research Partner (1)	833	—
Promotional Partner	3,163	3,175
Other	2	3

Total Revenues	44,695	67,467

Cost of revenues	25,591	33,377

Gross profit	19,104	34,090

Operating expenses:
Research and development	16,157	13,537
Patent litigation	1,646	1,681
Selling, general and administrative	11,227	11,675

Total operating expenses	29,030	26,893

(Loss) Income from operations	(9,926)	7,197

Change in fair value of common stock purchase warrants	1,175	404
Other income (2)	21,425	1,383
Interest income	937	1,965
Interest expense	(196)	(1,011)

Income before income taxes	13,415	9,938
Provision for income taxes	4,357	3,437

Net Income	$9,058	$6,501

Net Income per share:
Basic	$0.15	$0.11

Diluted	$0.15	$0.11

Weighted average common shares outstanding:
Basic	59,308,389	58,821,964

Diluted	60,624,452	61,301,862

See notes to financial information on page 9.

Impax Laboratories, Inc.
Consolidated Statements of Operations
(amounts in thousands, except share and per share data)

	Twelve Months Ended December 31,
	2008	2007
	(unaudited)
Revenues:
Global product sales, net	$98,602	$87,978
RX Partner	81,778	161,114
OTC Partner	15,946	11,866
Research Partner (1)	833	—
Promotional Partner	12,891	12,759
Other	21	36

Total Revenues	210,071	273,753

Cost of revenues	91,969	107,656

Gross profit	118,102	166,097

Operating expenses:
Research and development	59,809	39,992
Patent litigation	6,472	10,025
Selling, general and administrative	47,898	39,573

Total operating expenses	114,179	89,590

Income from operations	3,923	76,507

Change in fair value of common stock purchase warrants	1,234	(110)
Gain on repurchase of 3.5% debentures	1,319	—
Other income (2)	21,576	73
Interest income	4,218	4,751
Interest expense	(2,599)	(4,113)

Income before income taxes	29,671	77,108
Provision (Benefit) for income taxes	10,971	(48,817)

Net Income	$18,700	$125,925

Net Income per share:
Basic	$0.32	$2.14

Diluted	$0.31	$2.06

Weighted average common shares outstanding:
Basic	59,072,752	58,810,452

Diluted	60,782,721	61,217,470

See notes to financial information on page 9.

Impax Laboratories, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)

	December 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
Cash and cash equivalents	$69,275	$37,462
Short-term investments	50,710	106,034
Accounts receivable, net	43,306	51,503
Inventory, net	32,305	27,568
Current portion of deferred product manufacturing costs-alliance agreements	13,578	11,923
Other current assets	27,294	35,968

Total current assets	236,468	270,458
Property, plant and equipment, net	95,629	81,223
Deferred product manufacturing costs-alliance agreements	93,144	82,474
Other long-term assets	61,767	54,730
Goodwill	27,574	27,574

Total assets	$514,582	$516,459

Liabilities and Stockholders Equity
Current portion of deferred revenue-alliance agreements	$35,015	$26,381
Other current liabilities	74,814	133,970

Total current liabilities	109,829	160,351
Long-term debt	5,990	20,510
Deferred revenue-alliance agreements	225,804	181,720
Other long-term liabilities	13,561	19,711

Total liabilities	355,184	382,292
Stockholders equity	159,398	134,167

Total liabilities and stockholders equity	$514,582	$516,459

See notes to financial information on page 9.

Impax Laboratories, Inc.
Presentation of Deferred Revenue and Deferred Product Manufacturing Cost Data
The following table summarizes the additions to and deductions from the deferred revenue-alliance agreements and deferred product manufacturing costs under the Company’s alliance agreements with Teva, DAVA, OTC and Medicis. This information is used to explain the changes in the respective balance sheet accounts for the reporting periods presented. Also the tables set forth the amount of revenue deferred in each period as well as the amount recognized in the period under the Company’s modified proportional performance method of revenue recognition for revenue earned under the alliance agreements with Teva, Dava, and OTC and straight line revenue recognition for the alliance agreement with Medicis. The summarized information is derived from the corresponding tables for each of these separate alliance agreements set forth in the Alliance Agreement note to the Company’s consolidated financial statements that will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

	Three Months Ended December 31,
	2008	2007
	(unaudited)	(unaudited)
Deferred revenue:
Beginning balance	$219,938	$210,227
Deferrals	54,600	38,852
Less amounts recognized	(13,719)	(40,978)

Total deferred revenue-alliance agreements(current and non-current)	$260,819	$208,101

Deferred product manufacturing costs:
Beginning balance	$104,350	$91,319
Deferrals	10,850	22,174
Less amounts amortized	(8,478)	(19,096)

Total deferred product manufacturing costs (current and non-current)	$106,722	$94,397

	Twelve Months Ended December 31,
	2008	2007
	(unaudited)
Deferred revenue:
Beginning balance	$208,101	$178,039
Deferrals	151,275	203,042
Less amounts recognized	(98,557)	(172,980)

Total deferred revenue-alliance agreements(current and non-current)	$260,819	$208,101

Deferred product manufacturing costs:
Beginning balance	$94,397	$72,965
Deferrals	50,015	77,695
Less amounts amortized	(37,690)	(56,263)

Total deferred product manufacturing costs (current and non-current)	$106,722	$94,397

Impax Laboratories, Inc.
Notes to the Financial Information
December 31, 2008
(1) Agreements with Medicis Pharmaceutical Corporation
Joint Development Agreement
In November 2008, the Company and Medicis Pharmaceutical Corporation (Medicis) entered into a Joint Development Agreement providing for the Company and Medicis to collaborate in the development of four generic dermatology products and an advanced form of SOLODYN® branded product. Under the Joint Development Agreement, Medicis paid the Company an upfront fee of $ 40.0 million December 2008. Medicis may also pay the Company up to $23.0 million upon completion of specified clinical and regulatory milestones. Revenue received from the provision of research and development services, including the $40 million upfront payment and the contingent $23 million milestone payments, will be deferred and recognized on a straight line basis over the expected period of performance of the research and development service period. The Company estimates its expected period of performance to provide research and development services is 48 months starting in December 2008. To the extent the Medicis next-generation (new) advanced form SOLODYN® branded product is commercialized, Medicis will pay the Company royalties based on its sales of the such product, and the Company will pay Medicis a profit share of 50% on sales, if any, of the four generic dermatology products.
License and Settlement Agreement
In November 2008 the Company and Medicis Pharmaceutical Corporation (Medicis) entered into a License and Settlement Agreement to settle patent infringement litigation between the Company and Medicis involving the Company’s generic versions of SOLODYN® 45mg, 90mg and 135mg products. Under the License and Settlement Agreement, Medicis granted the Company a license to sell its generic versions of SOLODYN® 45mg, 90mg and 135mg products under its patent. In this regard, the Medicis License becomes effective on the earlier of (a) November 2011 or (b) date of the entry of another generic, and to the extent the Company has sales of its product, the Company is required to pay Medicis a 15% profit share on sales, if any, of its generic SOLODYN®.
(2) Settlement of Anti-Trust Litigation
In November 2008, the Company entered into an agreement to settle its antitrust claim against Abbott Laboratories and Fournier Industrie et Sante related to the Company ANDAs for Fenofibrate Tablets, 160mg and 54mg, generic to TriCor®. Under the terms of the settlement, the Company received $25.0 million in December 2008.
Settlement — Securities Litigation
In January 2009, the Company entered into an agreement settling the securities class actions pending in the U.S. District Court for the Northern District of California. Under the terms of the settlement, the Company agreed to dismissal of the actions with prejudice, without admitting the validity of the allegations of any liability, agreed to pay $9.0 million, of which the Company paid approximately $3.4 million with the balance funded by the Company’s directors and officers liability insurance carriers.
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